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EXHIBIT (h)(8)

                      FORM OF COMPLIANCE SERVICES AGREEMENT

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                                                                  Exhibit (h)(8)

                                     FORM OF

                          COMPLIANCE SERVICES AGREEMENT

      AGREEMENT effective as of the ____ day of ___________, 2004, between AMERICAN PERFORMANCE FUNDS (the "Trust"), a Massachusetts business trust having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

      WHEREAS, the Trust is a registered investment company, and will as such become subject to the requirements of Rule 38a-1 under the Investment Company Act of 1940, as amended, (the "1940 Act"), which requires each registered investment company to, among other things, adopt policies and procedures that are reasonably designed to prevent it from violating the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to registered investment companies, and any rules adopted thereunder by the Commission or the Department of the Treasury (collectively, the "Federal Securities Laws"). These policies and procedures include policies and procedures that provide for the oversight of compliance by each investment adviser, principal underwriter, administrator, and transfer agent of the Trust (collectively, the "Service Providers");

      WHEREAS, BISYS performs certain management and administration services for the Trust under a sub-administration agreement between BISYS and BOk Investment Advisers, Inc. (the "Administrator") (the "Sub-Administration Agreement");

      WHEREAS, BISYS offers compliance services through its Compliance EDGE program, which may be tailored to create a compliance program for the Trust;

      WHEREAS, the Trust desires to retain the services of BISYS to create a comprehensive compliance program for approval and adoption by the Trust in accordance with Rule 38a-1 in part by tailoring BISYS' Compliance EDGE program;

      WHEREAS, BISYS is willing to perform the services enumerated in this Agreement on the terms and conditions set forth in this Agreement; and

      WHEREAS, BISYS and the Trust wish to enter into this Agreement in order to set forth the terms under which BISYS will perform the services enumerated herein on behalf of the Trust, and to supplement certain provisions of the Sub-Administration Agreement.

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      NOW, THEREFORE, in consideration of the covenants herein contained, the
Trust and BISYS hereby agree as follows:

      1. Compliance Services.

      (a) The parties mutually agree to coordinate and cooperate in connection with the creation and implementation of written compliance polices and procedures which shall be reasonably designed to prevent the Trust from violating the provisions of the Federal Securities Laws applicable to the Trust, as required under Rule 38a-1 under the 1940 Act.

      (b) The Trust agrees to provide BISYS with copies of its current compliance policies and procedures and furnish (and cause its Service Providers to furnish) all such additional information as may reasonably relate to the design and implementation of the Fund Compliance Program (as defined below). Such additional information shall include compliance and related information pertaining to the Service Providers other than BISYS. BISYS shall review and evaluate all such existing information and create a written document or documents designed to embody the overall fund compliance program which will include the compliance programs of the Service Providers to the Trust. Drafts shall be prepared by BISYS in consultation with the Trust and its counsel and shall be submitted for review and comment. Upon approval by the Board of Trustees of the Trust (the "Board"), such documents or documents shall become effective as the fund compliance program required under Rule 38a-1 (as amended from time to time upon the approval of the Board, the "Fund Compliance Program").

      (c) BISYS will provide the following services in relation to the Fund Compliance Program during the term of this Agreement:

      (i) make an individual, acceptable to the Board, available to serve as the Trust's chief compliance officer as provided in Rule 38a-1(a)(4) of the 1940 Act to administer the Fund Compliance Program (the "Chief Compliance Officer"), to the extent provided in Section 2(a) below. The individual serving as Chief Compliance Officer must be available, at the discretion of the Board and in any event no less frequently than annually, to meet separately with the independent members of the Board;

      (ii) through the Chief Compliance Officer, develop, implement and maintain (as required from time to time, including to reflect any amendments to Rule 38a-1) the written policies and procedures comprising the Fund Compliance Program, as contemplated above;

      (iii) through the Chief Compliance Officer, conduct, as needed in response to significant compliance events, changes in business arrangements and regulatory developments and, in no event less than annually, a review of the Fund Compliance Program which will include a review of the adequacy of the policies and procedures and the effectiveness of their implementation;

      (iv) through the Chief Compliance Officer, provide a written report to the Board that, at a minimum, addresses:

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      (A) the Chief Compliance Officer's assessment of the operation of the policies and procedures of the Trust and each Service Provider, any material changes made to those policies and procedures since the date of the last report, and any material changes to the policies and procedures recommended as a result of the annual review conducted;

      (B) each Material Compliance Matter (as defined under Rule 38a-1) that occurred since the date of the last report; and

      (C) the Chief Compliance Officer's assessment of the adequacy of the policies and procedures and the effectiveness of their implementation; and

      (v) through the Chief Compliance Officer, provide the Board with any additional information specifically requested or otherwise reasonably necessary for the Board to review and evaluate the Fund Compliance Program.

      In connection with the services set forth above in paragraphs (c)(ii),
(iii), (iv) and (v) of this Section 1, in the event that the Board retains a Chief Compliance officer that is not provided by BISYS, the services shall consist of providing the appropriate level of support to the Chief Compliance Officer to reasonably enable him or her to fulfill the duties set forth therein.

      2. Chief Compliance Officer.

      (a) Provision of Chief Compliance Officer. At the election of the Board, in connection with the compliance services to be rendered by BISYS pursuant to
Section 1 above, and subject to the provisions of this Section 2(a) and Section 2(d) below, BISYS agrees to make available to the Trust and the Board a person to serve as the Trust's Chief Compliance Officer responsible for administering the Fund Compliance Program as provided in paragraph (a)(4) of Rule 38a-1. BISYS' obligation in this regard shall be met by providing an appropriately qualified employee or agent of BISYS (or its affiliates) who, in the exercise of his or her duties to the Trust, shall act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Trust. In the event that the employment relationship between BISYS and any person made available by BISYS to serve as Chief Compliance Officer terminates for any reason, BISYS shall have no further responsibility to provide the services of that particular person, and shall have no responsibility whatsoever for the services to the Trust or other activities of such person provided or occurring after such termination in the event the Board retains such person as Chief Compliance Officer. In the event such person is terminated as Chief Compliance Officer by the Board, and upon the request of the Board, BISYS will employ reasonable good faith efforts to promptly make another person available to serve as the Chief Compliance Officer. In addition, the Board may, in its sole discretion and for any reason, terminate the Chief Compliance Officer provided by BISYS under this Agreement. Such removal will not impact the provision of other services enumerated in Section 1(c), which shall continue in effect for the remaining term of the contract, in support of the replacement Chief Compliance Officer; however, compensation paid to

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BISYS will be at the reduced rate set forth on Schedule A if the replacement
Chief Compliance Officer is not provided by BISYS.

      In connection with BISYS' commitment to make an appropriately qualified person available to serve as Chief Compliance Officer, BISYS shall pay a level of total compensation to such person as is consistent with BISYS' compensation of employees having similar duties, similar seniority, and working at the same or similar geographical location. BISYS shall not be obligated to pay any compensation to a Chief Compliance Officer which exceeds that set forth in the previous sentence. BISYS agrees to provide the Board with information pertaining to the compensation of the Chief Compliance Officer and acknowledges that the Chief Compliance Officer's compensation must be acceptable to and approved by the Board, including a majority of the independent members of the Board.

      The Trust will provide copies of the Fund Compliance Program, related policies and procedures, and all other books and records of the Trust as the Chief Compliance Officer deems necessary or desirable in order to carry out his or her duties hereunder on behalf of the Trust. The Trust shall cooperate with the Chief Compliance Officer and ensure the cooperation of the Service Providers to the Trust, as well as Trust counsel, independent Trustee counsel and the Trust's independent accountants (collectively, the "Other Providers"), and assist the Chief Compliance Officer and BISYS in preparing, implementing and carrying out the duties of the Chief Compliance Officer under the Fund Compliance Program and Rule 38a-1. In addition, the Trust shall provide the Chief Compliance Officer with appropriate access to the executive officers and Board of the Trust, and to representatives of and to any records, files and other documentation prepared by, Service Providers and Other Providers, which are or may be related to the Fund Compliance Program.

      Each party agrees to provide promptly to the other party (and to the Chief Compliance Officer), upon request, copies of other records and documentation relating to the compliance by such party with Federal Securities Laws (as related to the Fund Compliance Program), and each party also agrees otherwise to assist the other party (and the Chief Compliance Officer) in complying with the requirements of the Fund Compliance Program and Federal Securities Laws.

      (b) Additional Provisions Concerning Executive Officers. It is mutually agreed and acknowledged by the parties that the Chief Compliance Officer contemplated under the provisions of this Section 2 of this Agreement will be an executive officer of the Trust ("Executive Officer"). The provisions of Section 2(a) are subject to the internal policies of BISYS concerning the activities of its employees and their service as officers of funds (the "BISYS Policies"), a copy of which shall be provided to the Trust upon request. The Trust's governing documents (including its Agreement and Declaration of Trust and By-Laws) and/or resolutions of its Board shall contain mandatory indemnification provisions that are applicable to each Executive Officer, that are designed and intended to have the effect of fully indemnifying him or her and holding him or her harmless with respect to any claims, liabilities and costs arising out of or relating to his or her service in good faith in a manner reasonably believed to be in the best interests of the Trust, except to the

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extent he or she would otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

      The Trust shall provide coverage to the Executive Officer under its directors' and officers' liability policy that is appropriate to the Executive Officer's role and title, and consistent with coverage applicable to the other officers holding positions of executive management.

      In appropriate circumstances, the Executive Officer shall have the discretion to resign from his or her position, in the event that he or she reasonably determines that there has been or is likely to be (a) a material deviation from the BISYS Policies, (b) an ongoing pattern of conduct involving the continuous or repeated violation of Applicable Federal Securities Laws, or
(c) a material deviation by the Trust from the terms of this Agreement governing the services of the Executive Officer that is not caused by the Executive Officer or BISYS. In addition, the Executive Officer shall have reasonable discretion to resign from his or her position in the event that he or she determines that he or she has not received sufficient cooperation from the Trust or its Other Providers to make an informed determination regarding any of the matters listed above.

      The Executive Officer may, and the Trust shall, promptly notify BISYS of any issue, matter or event that would be reasonably likely to result in any claim by the Trust, one or more Trust shareholder(s) or any third party which involves an allegation that the Executive Officer failed to exercise his or her obligations to the Trust in a manner consistent with applicable laws (including but not limited to any claim that a Report failed to meet the standards of Sarbanes-Oxley and other applicable laws).

      Notwithstanding any provision of the Sub-Administration Agreement or any other agreement or instrument that expressly or by implication provides to the contrary, (a) it is expressly agreed and acknowledged that BISYS cannot ensure that the Trust complies with Applicable Federal Securities Laws, and (b) whenever an employee or agent of BISYS serves as an Executive Officer of the Trust, as long as the Executive Officer acts in good faith and in a manner reasonably believed to be in the best interests of the Trust, the Trust shall indemnify the Executive Officer and BISYS and hold the Executive Officer and BISYS harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages incurred by them arising out of or related to the service of such employee or agent of BISYS as an Executive Officer of the Trust, except to the extent such indemnification would be illegal, impermissible or improper under the Federal Securities Laws, as interpreted by the SEC.

      3. Fees and Expenses.

      (a) BISYS shall be entitled to receive from the Trust the amounts set forth on Schedule A hereto, reflecting the amounts charged by BISYS for the performance of services under this Agreement. The fees hereunder shall be in addition to all fees and expenses charged by BISYS under the Sub-Administration Agreement.

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      (b) In addition to paying BISYS the fees set forth in Schedule A, the
Trust agrees to reimburse BISYS for all of its reasonable out-of-pocket expenses incurred in providing services under this Agreement, including but not limited to the following:

            (i) The out-of-pocket expenses incurred in connection with BISYS' provision of the Chief Compliance Officer to the Trust and in connection with compliance services, including travel costs for attending Board meetings, conducting due diligence of Service Providers, and attending training conferences and seminars (plus the costs of training);

            and

            (ii) Any other expenses approved by the Board.

         (c) All rights of compensation under this Agreement for services performed and for expense reimbursement shall survive the termination of this Agreement.

      4. Information to be Furnished by the Trust.

      (a) The Trust has furnished or shall promptly furnish to BISYS copies of the various policies and procedures of the Trust that have been adopted through the date hereof which pertain to compliance matters that are required to be covered by the Fund Compliance Program, including the compliance programs of Service Providers other than BISYS, as necessary under Rule 38a-1 for inclusion in the Fund Compliance Program

      (b) The Trust shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 4(a) hereof, forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Fund Compliance Program which will have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment will affect the duties of BISYS hereunder unless the Trust first notifies BISYS of such amendments or changes.

      (c) BISYS may rely on all documents furnished to it by the Trust and its agents in connection with the services to be provided under this Agreement, including any amendments to or changes in any of the items to be provided by the Trust pursuant to Section 4(a), and shall be entitled to indemnification in accordance with Section 5 below with regard to such reliance.

      5. Term and Termination.

      (a) The compliance services to be rendered by BISYS under this Agreement shall commence upon the date of this Agreement and shall continue in effect for one (1) year from that date, unless earlier terminated pursuant to the terms of this Agreement. During such one year term (i) the Agreement may be terminated upon thirty (30) days notice in the event there is "cause," as defined in the Sub-Administration Agreement, and (ii) the Chief Compliance Officer may be terminated at any time by the Board, in its sole discretion, without cause and such termination will be effective immediately. Following

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the one year anniversary of the date of this Agreement, the Agreement may be terminated by either party for "cause," as provided above, or by providing the other party with ninety (90) days written notice of termination.

      (b) Notwithstanding anything in this Agreement to the contrary, including but not limited to the provisions of Section 5(a), all of the obligations of BISYS and the American Performance Funds hereunder shall terminate automatically upon any termination of the Sub-Administration Agreement.

      6. Notice.

      Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Trust, to ________________; Attn:
____________, at _____________; and if to BISYS, at 3435 Stelzer Road, Columbus, Ohio 43219; Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

      7. Governing Law and Matters Relating to the Trust as a Massachusetts Business Trust.

      This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act of 1940, as amended, the latter shall control. The names "American Performance Funds" and "Trustees of American Performance Funds" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated October 1, 1987 to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of The Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "American Performance Funds" entered into in the name or on behalf thereof by and of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on them personally, but shall bind only the trust property of the Trust as provided in the Trust's Declaration of Trust.

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      8. Representations and Warranties.

      Each party represents and warrants to the other that this Agreement has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

      9. Miscellaneous.

      (a) Except as expressly provided in this Agreement, the terms of the Sub-Administration Agreement shall apply to the services rendered under this Agreement and the general provisions thereof shall be used on a residual basis to construe any issues arising under this Agreement that are not addressed by the express terms of this Agreement. Except as provided in this Agreement, the provisions of the Sub-Administration Agreement remain in full force and effect (including, without limitation, the term of the Sub-Administration Agreement).

      (b) The provisions set forth in this Agreement supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Sub-Administration Agreement.

      (c) No amendment or modification to this Agreement shall be valid unless made in writing and executed by both parties hereto.

      (d) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

      (e) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

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                                    * * * * *

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                                  AMERICAN PERFORMANCE FUNDS

                                                  By:
                                                  Name:
                                                  Title:

                                                  BISYS FUND SERVICES OHIO, INC.

                                                  By:
                                                  Name:

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                                   SCHEDULE A

                        TO COMPLIANCE SERVICES AGREEMENT

                           Dated ____________ __, 2004

Compliance Services Fees

Compliance Services provided under this Agreement:

                                    $75,000 one-time implementation fee*

                           and      $150,000 annual fee**

* One half of the implementation fee is due upon the execution of this Agreement. The balance shall be paid upon the approval by the Board of Trustees of the Trust of the Fund Compliance Program prepared by BISYS, as contemplated in Section 1(b) above.

** The annual fee will be reduced to $100,000 if, pursuant to section 2(a), the Board of Trustees of the Trust appoints a Chief Compliance Officer that is not employed by BISYS. Such reduction shall occur on a pro rata basis from the beginning of the month following the date of the appointment. All annual fees set forth above shall be payable in equally monthly installments.

All recurring fees set forth above shall be subject to adjustment annually commencing on the one-year anniversary of the date of this Agreement by the percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled "All Services Less Rent of Shelter" or a similar index should such index no longer be published.

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Out of Pocket Expenses

Out of pocket expenses are not included in the above fees and shall also be paid to BISYS in accordance with the provisions of this Agreement.

                                            AMERICAN PERFORMANCE FUNDS

                                            ___________________________________
                                            By:
                                            Name:
                                            Title:

                                            BISYS FUND SERVICES OHIO, INC.

                                            ___________________________________
                                            By:
                                            Name:
                                            Title:

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